Exhibit 99.1

STORE Capital Declares First Quarter 2019 Dividend

SCOTTSDALE, Ariz., March 15, 2019 --STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.33 per share for the first quarter ending March 31, 2019. The dividend will be paid on April 15, 2019 to STORE Capital stockholders of record as of the close of business on March 29, 2019.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,200 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.
STORECapital@finprofiles.com

Investors:
Moira Conlon, 310-622-8220
Lisa Mueller, 310-622-8231
or
Media:
Tricia Ross, 310-622-8226

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